Exhibit 5

Cadwalader, Wickersham & Taft LLP 200 Liberty Street, New York, NY 10281 Tel +1 212 504 6000 Fax +1 212 504 6666 www.cadwalader.com

December 6, 2021

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001

Re:	Wells Fargo Commercial Mortgage Trust 2021-C61, Commercial Mortgage Pass-Through Certificates, Series 2021-C61

Ladies and Gentlemen:

We have acted as special counsel to Wells Fargo Commercial Mortgage Securities, Inc. (the “Company”) in connection with the proposed sale by the Company and purchase by Wells Fargo Securities, LLC (“WFS”), UBS Securities LLC (“UBS Securities”), Credit Suisse Securities (USA) LLC (“Credit Suisse”), Academy Securities, Inc. (“Academy”), Drexel Hamilton, LLC (“Drexel”) and Siebert Williams Shank & Co., LLC (“Siebert Williams” and, together with WFS, UBS Securities, Credit Suisse, Academy and Drexel, the “Underwriters”) of the Wells Fargo Commercial Mortgage Trust 2021-C61, Commercial Mortgage Pass-Through Certificates, Series 2021-C61, Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class X-A, Class X-B, Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 (the “Offered Certificates”), pursuant to the terms of the Underwriting Agreement, dated as of November 19, 2021 (the “Agreement”), among the Company, Wells Fargo Bank, National Association, WFS, UBS Securities, Credit Suisse, Academy, Drexel and Siebert Williams. The Offered Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2021 (the “Pooling and Servicing Agreement”), among the Company, Wells Fargo Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Computershare Trust Company, N.A., as certificate administrator (the “Certificate Administrator”), tax administrator and custodian, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer. This letter is being delivered at the request of the Company pursuant to Section 6(f) of the Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Agreement and the Pooling and Servicing Agreement and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.                  When the Offered Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Agreement, the Offered Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.                  The descriptions of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Company’s Prospectus, dated November 22, 2021 (the “Prospectus”), accurately describe the material federal income tax consequences to holders of the Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form SF-3 (File No. 333-257991) filed with the Commission on July 16, 2021, as amended by a Form SF-3/A filed on September 9, 2021, as further amended by a Form SF-3/A on September 27, 2021, as declared effective on October 15, 2021 (excluding any exhibits thereto, the “Registration Statement”), as it relates to the Offered Certificates, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP